Exhibit 99

Dillard’s, Inc. Reports First Quarter Results
Provides COVID-19 Update

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 14, 2020--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended May 2, 2020. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.” In particular, these results include certain effects of the COVID-19 pandemic which has had, and is continuing to have, a significant negative impact on the Company’s business, results of operations and financial position. Given the uncertainty surrounding the COVID-19 pandemic and its economic effects, the related financial impact to fiscal 2020 cannot be reasonably estimated at this time. For a more detailed discussion of the factors that could materially and adversely affect Dillard’s business, financial condition and results of operations, see the caption “Risk Factors” in the Company’s most recent Form 10-K filed on March 31, 2020, as updated by our periodic filings with the SEC.

Dillard's Chief Executive Officer William T. Dillard, II stated, "COVID-19 has impacted every aspect of our business. The mall business in general and department stores, specifically, have been particularly hard hit. While our balance sheet was already strong, we took decisive, sometimes difficult, actions to preserve liquidity and ensure our long-term viability. As we re-open stores, we see positive things happening. We believe people are ready to get out and shop. We are hoping this is the start of better times."

Store Update

As the COVID-19 pandemic progressed, the Company began closing stores on March 19th as mandated by state and local governments. By April 9th, all 285 store locations were temporarily closed. On May 5th, the Company re-opened 45 Dillard's stores in select markets where allowed. The Company re-opened an additional 80 Dillard's stores on May 12th. Currently, these stores are operating with reduced hours.

Including 24 clearance centers, the Company has re-opened 149 locations to date. Additionally, the Company currently plans to re-open 116 Dillard's stores and 5 clearance centers next week. Once these additional locations are opened, the Company will have a total of 241 Dillard's stores and 29 clearance centers open. Dillard's is committed to providing a high level of safety standards for customers and associates and has changed its operating procedures to meet and exceed such standards.

While management is making no assumptions of future performance based upon only nine days of data, the 45 stores that opened on May 5th have produced sales of approximately 56% of last year's performance while operating at reduced hours.

The Company is monitoring its remaining markets for easing of restrictions and will re-open those locations as soon as possible.

Associate Update

As locations began to close under government mandate in mid-March, the Company continued to pay its associates in closed locations for a period of time. On March 27th, the Company began furloughing associates in closed locations. Furlough actions were implemented in certain corporate and support facility functions as well. At the peak of store closures, approximately 90% of Dillard's 38,000 associates were furloughed. Dillard's has continued to provide certain benefits to its furloughed associates. The vast majority of associates invited back to Dillard's as stores re-open have returned. Currently, approximately 65% of Dillard's associates remain on furlough.

Dillard's has worked to educate furloughed associates regarding the benefits available to them under the CARES Act as well as other assistance programs. The Company has utilized various government programs that provide flexibility for both employers and employees in light of rapidly changing workforce needs. These programs include employee retention credits and shared work programs. Shared work programs allow employers to reduce payroll cost without layoffs by cutting the number of hours employees work each week. Employees are allowed to continue to receive enhanced unemployment benefits as replacement for their reduced wages.

Beginning in early April, Dillard's Chief Executive Officer chose to forego his salary. On April 17th, the Company executed a temporary 20% salary reduction for all salaried associates. The reduction is currently still in effect with an expected duration through the payroll period ended May 30th. The Company may consider extension of the salary reduction based upon financial conditions.

Payroll expense for the 13 weeks ended May 2, 2020 was $168.5 million compared to $257.5 million for the 13 weeks ended May 4, 2019, a decline of 35%.

Liquidity

On April 30, 2020, as previously disclosed, the Company entered into an amendment of its $800 million senior unsecured revolving credit facility consistent with its liquidity needs. The amended credit facility is secured by inventory of certain subsidiaries. A $200 million expansion option remains in place, and the maturity date remains August 9, 2022. There are no financial covenant requirements under the amended credit agreement, provided that availability exceeds $100 million and no event of default occurs and is continuing.

Concurrent with the signing of the amended credit facility, the Company repaid the $779 million borrowed on March 25, 2020 under the previous agreement.

The Company took a number of actions to enhance liquidity during the first quarter as the pandemic progressed, including the following:

▪	Extended vendor payment terms

▪	Canceled, suspended and significantly delayed merchandise shipments

▪	Reduced merchandise purchases during the quarter by 33%

▪	Reviewed and reduced discretionary operating and capital expenditures

▪	Reduced payroll expense as described above

▪	Affected extraordinary measures to clear inventory

Strengths

Management believes Dillard's is uniquely positioned, among U.S. department store retailers, to weather the COVID-19 pandemic primarily because of its strong balance sheet and available liquidity:

▪	The Company owns 90% of its retail store square footage and 100% of its corporate headquarters, distribution and fulfillment facilities.

▪	Store rent obligations are small compared to the industry.

▪	Low long-term debt position with next payment due January, 2023 ($45 million)

▪	Amended $800 million revolving credit facility with no financial covenants as long as availability exceeds $100 million and no event of default occurs and is continuing

▪	eCommerce at dillards.com has continued to provide cash flow - even from closed store locations where allowed utilizing ship-from-store capabilities.

Selected Financial Metrics of the First Quarter (Compared to the Prior Year First Quarter)

•
Total retail sales decreased 47%. The Company reported no comparable store sales data for the quarter due to the temporary closure of its brick-and-mortar stores as well as the interdependence between in-store and online sales.

•	Net loss of $162.0 million compared to net income of $78.6 million for the prior year first quarter

•	Net loss of $6.94 per share compared to net income of $2.99 per share

•	Retail gross margin of 12.8% compared to 37.8%

•	Inventory decreased 14%

•	Selling, general and administrative expenses were $290.4 million compared to $405.1 million

•	Share repurchases of $61.8 million during the quarter

First Quarter Results

Dillard’s reported a net loss for the 13 weeks ended May 2, 2020 of $162.0 million, or $6.94 per share, compared to net income of $78.6 million, or $2.99 per share, for the prior year first quarter. The Company expects to be in a net operating loss position for the fiscal year. The CARES Act, signed into law on March 27, 2020, allows for net operating loss carryback to years in which the tax rate was 35%. Included in net loss for the 13 weeks is a net tax benefit related to this provision.

Included in net income for the prior year 13 weeks ended May 4, 2019 was a pretax gain of $7.4 million ($5.8 million after tax or $0.22 per share) related to the sale of two stores.

Net sales for the 13 weeks ended May 2, 2020 and the 13 weeks ended May 4, 2019 were $786.7 million and $1,465.4 million, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total retail sales (which excludes CDI) for the 13-week periods ended May 2, 2020 and May 4, 2019 were $751.0 million and $1,420.5 million, respectively. Total retail sales decreased 47% for the 13-week period ended May 2, 2020.

Gross Margin / Inventory

As the pandemic progressed, reduced consumer demand combined with mandatory store closures necessitated extraordinary measures to address excess inventory. The Company began aggressively discounting merchandise to clear product beginning March 24th by offering an additional 40% off permanently marked down merchandise through April 1st. This was immediately followed by an additional 50% off permanently marked down merchandise which was in effect most of April and extended through May 12th. Utilizing the ship-from-store capabilities of dillards.com, the Company was able to generate sales from closed store locations where allowed. In part as a result of these actions, inventory at May 2, 2020 decreased 14% compared to May 4, 2019.

The Company significantly reduced merchandise purchases as the pandemic progressed in March and April, producing a 33% decline in purchases for the first quarter compared to the prior year first quarter. As stores re-open, management's insight into consumer behavior will dictate merchandise purchasing decisions with the continual goal of aligning purchases with sales.

Share Repurchase

During the 13 weeks ended May 2, 2020, the Company purchased $61.8 million (approximately 1.0 million shares) of Class A Common Stock under its $500 million share repurchase program. The Company temporarily suspended share repurchases on March 12th to preserve liquidity as the pandemic progressed. As of May 2, 2020, authorization of $206.9 million remained under the program. Total shares outstanding (Class A and Class B Common Stock) at May 2, 2020 and May 4, 2019 were 23.2 million and 26.1 million, respectively.

Store Information

The Company maintains 255 Dillard’s locations and 30 clearance centers spanning 29 states and an Internet store at www.dillards.com. To date, the Company has re-opened 149 locations.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended
	May 2, 2020		May 4, 2019
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$786.7	100.0%	$1,465.4	100.0%
Service charges and other income	34.9	4.4	32.5	2.2
	821.6	104.4	1,497.9	102.2

Cost of sales	688.5	87.5	927.8	63.3
Selling, general and administrative expenses	290.4	36.9	405.1	27.6
Depreciation and amortization	50.9	6.5	52.4	3.6
Rentals	5.6	0.7	6.1	0.4
Interest and debt expense, net	12.3	1.6	11.2	0.8
Other expense	2.1	0.3	1.9	0.1
Gain on disposal of assets	—	0.0	7.4	0.5
(Loss) income before income taxes	(228.2)	(29.0)	100.8	6.9
Income taxes (benefit)	(66.2)		22.2
Net (loss) income	$(162.0)	(20.6)%	$78.6	5.4%

Basic and diluted (loss) earnings per share	$(6.94)		$2.99
Basic and diluted weighted average shares	23.4		26.3

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	May 2, 2020	May 4, 2019
Assets
Current Assets:
Cash and cash equivalents	$70.0	$139.8
Restricted cash	—	8.7
Accounts receivable	44.9	47.9
Merchandise inventories	1,570.3	1,832.6
Federal and state income taxes	39.2	—
Other current assets	55.2	66.0
Total current assets	1,779.6	2,095.0

Property and equipment, net	1,434.6	1,551.8
Operating lease assets	47.9	52.8
Deferred income taxes	4.9	—
Other assets	75.3	79.4

Total Assets	$3,342.3	$3,779.0

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,055.8	$1,134.3
Current portion of long-term debt and finance lease liabilities	1.1	1.0
Current portion of operating lease liabilities	14.9	15.1
Federal and state income taxes	—	29.0
Total current liabilities	1,071.8	1,179.4

Long-term debt and finance lease liabilities	366.3	367.2
Operating lease liabilities	33.4	36.9
Other liabilities	274.4	241.0
Deferred income taxes	—	17.6
Subordinated debentures	200.0	200.0
Stockholders' equity	1,396.4	1,736.9

Total Liabilities and Stockholders' Equity	$3,342.3	$3,779.0

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	13 Weeks Ended
	May 2, 2020	May 4, 2019
Operating activities:
Net (loss) income	$(162.0)	$78.6
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization of property and other deferred cost	51.3	52.5
Gain on disposal of assets	—	(7.4)
Changes in operating assets and liabilities:
Decrease in accounts receivable	1.2	2.0
Increase in merchandise inventories	(105.3)	(304.2)
Decrease in other current assets	4.6	2.7
Decrease (increase) in other assets	1.2	(2.1)
Increase in trade accounts payable and accrued expenses and other liabilities	161.5	204.3
(Decrease) increase in income taxes	(63.6)	21.9
Net cash (used in) provided by operating activities	(111.1)	48.3

Investing activities:
Purchase of property and equipment and capitalized software	(20.2)	(18.7)
Proceeds from disposal of assets	0.1	13.4
Distribution from joint venture	0.2	0.2
Net cash used in investing activities	(19.9)	(5.1)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	(0.3)	(0.2)
Cash dividends paid	(3.7)	(2.6)
Purchase of treasury stock	(69.2)	(15.4)
Issuance cost of line of credit	(2.9)	—
Net cash used in financing activities	(76.1)	(18.2)

(Decrease) increase in cash, cash equivalents and restricted cash	(207.1)	25.0
Cash, cash equivalents and restricted cash, beginning of period	277.1	123.5
Cash, cash equivalents and restricted cash, end of period	$70.0	$148.5

Non-cash transactions:
Accrued capital expenditures	$8.3	$6.7
Accrued purchase of treasury stock	—	2.0
Lease assets obtained in exchange for new operating lease liabilities	4.0	—

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) the COVID-19 pandemic and its effects on public health, our supply chain, the health and well-being of our employees and customers, and the retail industry in general; other general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the elimination of LIBOR; potential disruption from terrorist activity and the effect on ongoing consumer confidence; other epidemic, pandemic or public health issues; potential disruption of international trade and supply chain efficiencies; any government-ordered restrictions on the movement of the general public or the mandated or voluntary closing of retail stores in response to the COVID-19 pandemic; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 1, 2020, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon
501-376-5965
julie.guymon@dillards.com